UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 19, 2009
Gladstone Commercial Corporation
(Exact name of registrant as specified in its chapter)

Maryland	0-50363	02-0681276
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 287-5800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Dealer Manager Agreement
On November 19, 2009, Gladstone Commercial Corporation (the “Company”) entered into a dealer manager agreement (the “Dealer Manager Agreement”) with Halcyon Capital Markets, LLC (“Halcyon”) pursuant to which Halcyon will act as the Company’s dealer manager in connection with a proposed continuous private offering (the “Offering”) of up to 3,333,333 shares of the Company’s newly designated senior common stock (the “Senior Common Stock”) at $15.00 per share.
The Dealer Manager Agreement contemplates that Halcyon will enter into participating dealer agreements, in the form attached as Exhibit “A” to the Dealer Manager Agreement, with additional broker-dealers who will participate in the Offering (the “Participating Dealers”). Under the terms of the Dealer Manager Agreement, the Offering is to be made exclusively to “accredited investors” (as defined in Rule 501(d) under the Securities Act of 1933, as amended) on a “best efforts” basis by Halcyon and the Participating Dealers, which means that Halcyon and the Participating Dealers will be required to use their best efforts to sell the Senior Common Stock, but will have no firm commitment or obligation to purchase any of the shares.
Except as otherwise provided in the Dealer Manager Agreement, the Company will pay Halcyon a sales commission in the amount of 7.0% of the gross proceeds of the Senior Common Stock sold, plus a dealer manager fee in the amount of 3.75% of the gross proceeds of the Senior Common Stock sold. Additionally, the Dealer Manager Agreement provides that the Company will pay an additional amount up to 0.5% of the gross proceeds of the Offering as reimbursement to Halcyon or Participating Dealers for bona fide due diligence expenses that they incur in connection with the Offering. Although the Company will offer purchasers of the Senior Common Stock the ability to reinvest distributions that they receive on the Senior Common Stock in additional shares of Senior Common Stock through a distribution reinvestment plan, no sales commissions or dealer manager fees will be paid with respect to shares sold pursuant to the distribution reinvestment plan.
The Dealer Manager Agreement contains customary representations, warranties, covenants and indemnification agreements by the Company and Halcyon. The Dealer Manager Agreement may be terminated by either party (i) immediately in the event of a breach of the agreement by the other party, or (ii) upon 30 days advance written notice, subject to certain exceptions.
The information set forth above with respect to the Dealer Manager Agreement is qualified in its entirety by the full text of the Dealer Manager Agreement, which is filed herewith as Exhibit 10.1 and is incorporated into this Item 1.01 disclosure by reference.
Dealer Manager Operating Agreement
On November 19, 2009, the Company and Halcyon also entered into a dealer manager operating agreement (the “Operating Agreement”) pursuant to which the Company and Halcyon agreed to a budget for the Offering and the Company agreed, subject to the terms of the Operating

Agreement, to advance certain expenses of the Offering (the “Advances”) to Halcyon. Under the terms of the Operating Agreement, the Company may retain a portion of the dealer manager fees payable under the Dealer Manager Agreement, as reimbursement for the Advances.
The Operating Agreement will automatically terminate upon the earlier of the termination of the Offering and the termination of the Dealer Manager Agreement. The Operating Agreement may also be terminated by the Company or Halcyon under certain circumstances.
The information set forth above with respect to the Operating Agreement is qualified in its entirety by the full text of the Operating Agreement, which is filed herewith as Exhibit 10.2 and is incorporated into this Item 1.01 disclosure by reference.
Item 8.01. Other Events.
On November 23, 2009, the Company issued a press release announcing the Offering. The press release is filed herewith as Exhibit 99.1 and is incorporated into this Item 8.01 disclosure by reference.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibit 10.1 — Dealer Manager Agreement, dated November 19, 2009, by and between Gladstone Commercial Corporation and Halcyon Capital Markets, LLC.

Exhibit 10.2 — Dealer Manager Operating Agreement, dated November 19, 2009, by and between Gladstone Commercial Corporation and Halcyon Capital Markets, LLC.

Exhibit 99.1 — Press release dated November 23, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation (Registrant)
November 23, 2009	By:	/s/ Danielle Jones
(Danielle Jones, Chief Financial Officer)